EXHIBIT 10.4

Amendment to that Certain Credit Agreement dated January 20, 2004

Effective as of December 14, 2005, Section 6.05(a)(iv)(D) of the Credit Agreement dated as of January 20, 2004, among A. T. Massey Coal Company, Inc. and certain of its subsidiaries, as Borrowers, Massey Energy Company and certain of its subsidiaries, as Guarantors, Wells Fargo Foothill, LLC and Fleet Capital Corporation, as Co-Syndication Agents, General Electric Capital Corporation, as Documentation Agent, The CIT Group/Business Credit, Inc., as Collateral Agent, UBS Securities LLC, as Arranger, UBS AG, Stamford Branch, as Administrative Agent, and UBS Loan Finance LLC, as Swingline Lender, and the lenders party thereto (the “Credit Agreement”), was amended to increased the ceiling on the aggregate permitted consideration received from Asset Sales (as defined therein) in any four consecutive quarters to $60 million.